UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                              SCHEDULE 13G


                 Under the Securities Exchange Act of 1934

                           (Amendment No. 2)*


                           Aehr Test Systems
-----------------------------------------------------------------------
                            (Name of Issuer)


                             Common Stock
-----------------------------------------------------------------------
                    (Title of Class of Securities)


                              00760J108
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                           (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00760J108               13G                    Page 2 of 5 Pages
          ---------

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  (1)  NAME OF REPORTING PERSON   Rhea J. Posedel
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ###-##-####
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  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  / /  Not applicable.
       (b)  / /
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  (3)  SEC USE ONLY

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  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

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NUMBER OF                  (5)  SOLE VOTING POWER
SHARES                          970,763
BENEFICIALLY              ---------------------------------------------
OWNED BY EACH              (6)  SHARED VOTING POWER
REPORTING                       0
PERSON WITH               ---------------------------------------------
                           (7)  SOLE DISPOSITIVE POWER
                                970,763
                          ---------------------------------------------
                           (8)  SHARED DISPOSITIVE POWER
                                0
-----------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       970,763
-----------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*   / /
-----------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       14.3%
-----------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*
       IN
-----------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 00760J108               13G                    Page 3 of 5 Pages
          ---------

ITEM 1.
  (a)  Name of Issuer
       Aehr Test Systems

  (b)  Address of Issuer's Principal Executive Offices
       400 Kato Terrace, Fremont, CA 94539


ITEM 2.
  (a)  Name of Person Filing
       Rhea J. Posedel

  (b) Address of Principal Business Office or, if none, Residence 400 Kato Terrace, Fremont, CA 94539

  (c)  Citizenship
       United States

  (d)  Title of Class of Securities
       Common Stock

  (e)  CUSIP Number
       00760J108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:
  (a)  / /  Broker or Dealer registered under Section 15 of the Act
  (b)  / /  Bank as defined in section 3(a)(6) of the Act
  (c)  / /  Insurance Company as defined in section 3(a)(19) of the Act
  (d)  / /  Investment Company registered under section 8 of the
            Investment Company Act
  (e)  / /  Investment Adviser registered under section 203 of the
            Investment Advisers Act of 1940
  (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see ?240.13d-1(b)(1)(ii)(F)
  (g) / / Parent Holding Company, in accordance with ?240.13d-1(b)(ii)(G) (Note: See Item 7)
  (h)  / /  Group, in accordance with ?240.13d-1(b)(1)(ii)(H)

CUSIP No. 00760J108               13G                    Page 4 of 5 Pages
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ITEM 4.  OWNERSHIP

  (a)  Amount Beneficially Owned
       *970,763

  (b)  Percent of Class
       14.3%

  (c)  Number of shares as to which such person has:

      (i)  sole power to vote or to direct the vote:
           970,763

     (ii)  shared power to vote or to direct the vote:
           0

    (iii)  sole power to dispose or direct the disposition of:
           970,763

     (iv)  shared power to dispose or direct the disposition of:
           0

*consists of (i) 881,181 shares held by Rhea Posedel, (ii) 5,000 shares held by Rhea Posedel as custodian for minor Natalie Diane Posedel and (iii) 84,582 Options exercisable as of 60 days from December 31, 1999.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
that five percent of the class of securities, check the following.   / /


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Inapplicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Inapplicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Inapplicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Inapplicable

CUSIP No. 00760J108               13G                    Page 5 of 5 Pages
          ---------

ITEM 10.
    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            February 9, 2000
                                            -----------------------------
                                                        Date


                                            /S/ RHEA J. POSEDEL
                                            -----------------------------
                                                      Signature


                                            Rhea J. Posedel, Individually
                                            -----------------------------
                                                      Name/Title